CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 25, 2021, relating to the financial statements and financial highlights of Meridian Fund, Inc. comprising Meridian Growth Fund, Meridian Contrarian Fund, Meridian Enhanced Equity Fund, and Meridian Small Cap Growth Fund, for the year ended June 30, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Additional Service Providers” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 26, 2021